May 2008 Preliminary Terms No. 675 Registration Statement No. 333-131266 Dated May 21, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	February , 2010
Underlying index:	ISE-CCM Homeland Security IndexTM
Aggregate principal amount:	$
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date	February , 2010, subject to adjustment for certain market disruption events.
Leverage factor:	110%
Index performance factor:	final index value/initial index value
Maximum payment at maturity:	$11.90 to $12.10 (119% to 121% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	May , 2008
Original issue date:	May , 2008 (5 business days after the pricing date)
CUSIP:	617480488
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$10	$0.10	$9.90
Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1007001

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities
The ISE-CCM Homeland Security IndexTM PLUS (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of price performance of the underlying index.

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

▪	To achieve similar levels of exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	1 year and 9 months

Leverage factor:	110%

Maximum payment at maturity:	$11.90 to $12.10 (119% to 121% of the stated principal amount)

Principal protection:	None

ISE-CCM Homeland Security IndexTM Overview

The ISA-CCM Homeland Security IndexTM (the “Index”) was created by and is a trademark of the International Securities Exchange, LLC and Cronus Capital Markets, Inc. (the “Sponsor”) and is a fixed-number constituent, modified market capitalization-weighted index that is adjusted for free-float shares.  The Index is comprised of 30 small, mid, and large capitalization US companies, chosen by the Sponsor, whose businesses are involved with homeland security. The Sponsor has defined involvement with homeland security as contractual work with the Department of Homeland Security or other law enforcement-government agencies, or the production of products and/or services that meet the needs of homeland security as defined by the Department of Homeland Security and/or the private sector.  The index had a base date of December 31, 1999 and a starting index level of 50.00.  The following table sets forth the top five stocks by weighting in the Index as of May 19, 2008 :

Bloomberg Ticker Symbol	Component	Weight
SYMC	Symantec Corp.	11.88%
TMO	Thermo Fisher Scientific	9.81%
HRS	Harris Corp.	8.16%
LLL	L-3 Communications Holdings	7.88%
DRS	DRS Technologies Inc.	5.40%

May 2008	Page 2

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

Information as of market close on May 19, 2008

Bloomberg Ticker Symbol:	HSX

Current Index Level:	93.77

52 Weeks Ago (on 5/21/07):	83.68

52 Week High (on 10/31/07):	95.38

52 Week Low (on 3/10/08):	79.52

Underlying Index Historical Performance – End of Week Values January 3, 2003 to May 19, 2008

May 2008	Page 3

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 1 year and 9 month investment offers 110% leveraged upside, subject to a maximum payment at maturity of $11.90 to $12.10 (119% to 121% of the stated principal amount).

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying index.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.
Best Case Scenario	The underlying index increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $11.90 to $12.10 (119% to 121% of the stated principal amount).
Worst Case Scenario	The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportional to the decline.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal

▪	No interest payments

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The market price of the PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index.

▪
Component companies of the underlying index have business segments that do not related to the homeland security sector, and, accordingly, events unrelated to homeland security could adversely affect the value of the underlying index and therefore the PLUS.

▪
Companies in the underlying index are involved in the homeland security sector, as defined by the Sponsor, and changes in spending in this sector could adversely affect the underlying index and, consequently, the PLUS.

▪	Investing in the PLUS is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	Adjustments to the underlying index by the Sponsor could adversely affect the value of the PLUS.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

▪	Credit risk to Morgan Stanley

May 2008	Page 4

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index at maturity.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2008	May , 2008 (5 business days after the pricing date)	February , 2010, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying index:	ISE-CCM Homeland Security IndexTM
Underlying index publisher:	International Securities Exchange, Inc. and Cronus Capital Markets, Inc.
Issue price:	$10 per PLUS
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	110%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	(final index value / initial index value)
Initial index value:	The index closing value of the underlying index on the pricing date as published on Bloomberg under the ticker symbol “HSX or any successor symbol.
Final index value:	The index closing value of the underlying index on the valuation date as published on Bloomberg under the ticker symbol “HSX” or any successor symbol.
Valuation date:	February , 2010, subject to adjustment for certain market disruption events.
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.90 to $12.10 (119% to 121% of the stated principal amount) per PLUS
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

May 2008	Page 5

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617480488
Minimum ticketing size:	100 PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

■	A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

■
Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the PLUS as well as the notice described above and its potential implications for an investment in the PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in the stocks underlying the underlying index, options contracts on such stocks and futures and options contracts on the underlying index. Such purchase activity could increase the value of the underlying index, and therefore the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2008	Page 6

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10

Leverage factor:	110%

Hypothetical maximum payment at maturity:	$12 (120% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 110% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of approximately 18.2% of the initial index value.

▪	If the underlying index appreciates 5%, the investor would receive a 5.5% return, or $10.55.

▪	If the underlying index appreciates 25%, the investor would receive only the hypothetical maximum payment at maturity of $12, or 120% of the stated principal amount.

▪
If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

May 2008	Page 7

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is greater than the initial index value:

$10    +    Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

If the final index value is less than or equal to the initial index value:

$10    x    Index Performance Factor

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

May 2008	Page 8

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

▪
PLUS do not pay interest nor guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index.

▪
Appreciation potential is limited.  The appreciation potential of PLUS is limited by the maximum payment at maturity of $11.90 to $12.10 (119% to 121% of the stated principal amount).  Although the leverage factor provides 110% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 119% to 121% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds approximately 117.3% to approximately 119.1% of the initial index value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Component companies of the underlying index have business segments that do not relate to the homeland security sector and, accordingly, events unrelated to homeland security could adversely affect the value of the underlying index and therefore the PLUS.  Companies included in the underlying index are not required to have any minimum amount of revenues, income or operations related to the homeland security sector.  Nothing limits the Sponsor from choosing companies with significant non-homeland security-related business segments for inclusion in the underlying index.  Accordingly, the value of the stocks of any companies in the underlying index may be affected by events unrelated to homeland security and these events could have a negative impact on the value of the underlying index and consequently could adversely affect the value of the PLUS.

▪
Companies in the underlying index are involved in the homeland security sector, as defined by the Sponsor, and changes in spending in this sector could adversely affect the underlying index and, consequently, the value of the PLUS.  The Sponsor chooses companies for inclusion in the underlying index that are involved in the homeland security sector, as defined by the Sponsor.  Accordingly,  change in the level or direction of spending on homeland security by federal, state or local governments or the private sector could adversely affect these companies and therefore the return at maturity on the PLUS.

▪
Not equivalent to investing in the underlying index.  Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

May 2008	Page 9

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying prospectus supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

▪
Secondary trading may be limited.  The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide significant liquidity. Accordingly, you should be willing to hold your PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

May 2008	Page 10

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The ISE-CCM Homeland Security Index. The ISA-CCM Homeland Security IndexTM (the “Index”) was created by and is a trademark of the International Securities Exchange, LLC and Cronus Capital Markets, Inc. (the “Sponsor”) and is a fixed-number constituent, modified market capitalization-weighted index that is adjusted for free-float shares.  The Index is comprised of 30 small, mid, and large capitalization US companies chosen by the Sponsor whose businesses are involved with homeland security. The Sponsor has defined involvement with homeland security as contractual work with the Department of Homeland Security or other law enforcement-government agencies, or the production of products and/or services that meet the needs of homeland security as defined by the Department of Homeland Security and/or the private sector.  The index had a base date of December 31, 1999 and a starting index level of 50.00.  For further information about the Index, see “Annex A—The ISE-CCM Homeland Security Index.”

License Agreement between International Securities Exchange, LLC and Morgan Stanley.   The International Securities Exchange, LLC. (“ISE”) and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the ISE-CCM Homeland Security Index, which is owned and published by ISE, in connection with the PLUS.  “ISE-CCM Homeland Security IndexTM” is a trademark of ISE.

The PLUS are not sponsored, endorsed, sold or promoted by ISE or Cronus Capital Capital Markets, LLC (the “Sponsors”). The Sponsors make no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the ISE-CCM Homeland Security Index to track general stock market performance. The Sponsors’ only relationship to us is the licensing of certain trademarks of the ISE-CCM Homeland Security Index, which is determined, composed and calculated by ISE without regard to us or the PLUS. The Sponsors have no obligation to take our needs or the needs of the owners of the PLUS into consideration in determining, composing or calculating the ISE-CCM Homeland Security Index. The Sponsors are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. The Sponsors have no obligation or liability in connection with the administration, marketing or trading of the PLUS .

May 2008	Page 11

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2003 through May 19, 2008.  The closing value of the underlying index on May 19, 2008 was 93.77.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

ISE-CCM Homeland Security Index	High	Low	Period End
2003
First Quarter	43.59	36.57	38.18
Second Quarter	46.52	37.12	44.82
Third Quarter	51.45	44.00	48.24
Fourth Quarter	55.40	48.92	55.11
2004
First Quarter	61.26	55.13	60.86
Second Quarter	64.66	57.51	64.66
Third Quarter	63.59	53.82	61.02
Fourth Quarter	71.89	60.91	71.06
2005
First Quarter	69.56	60.44	61.43
Second Quarter	64.96	57.56	63.65
Third Quarter	68.82	63.92	67.38
Fourth Quarter	67.59	62.59	64.13
2006
First Quarter	71.84	64.71	71.73
Second Quarter	71.36	62.14	65.39
Third Quarter	68.31	61.50	67.96
Fourth Quarter	74.03	67.07	73.27
2007
First Quarter	78.38	73.24	77.09
Second Quarter	87.16	77.11	86.86
Third Quarter	90.36	82.68	89.84
Fourth Quarter	95.38	88.89	91.14
2008
First Quarter	89.38	79.52	84.47
Second Quarter (through May 19, 2008)	93.77	83.05	93.77

May 2008	Page 12

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

ANNEX A

The ISE-CCM Homeland Security Index

General

Unless otherwise stated, all information regarding the Index provided in this offering document is derived from public documents published by the Sponsor or other publicly available sources. This information reflects the policies of the Sponsor as stated in such sources, and the policies are subject to change by the Sponsor at any time.

The Index is published by the Sponsor and is intended to track the homeland security sector (as defined by the Sponsor). The calculation of the value of the Index at any time is based on the market value of the common stocks of 30 companies at such time, relative to the Index’s Base Date of December 31, 1999.

Index Composition

The Sponsor has indicated that it chooses common stocks for inclusion in the Index with the aim of representing the performance of the equity securities of companies that are directly involved with homeland security.  The Sponsor has defined involvement with homeland security as contractual work with the Department of Homeland Security or other law enforcement-government agencies, or through the provision of products and/or services that meet the needs of homeland security, as defined by the Department of Homeland Security and/or the private sector (the “homeland security sector”). “Homeland Security”, as defined in the National Strategy for Homeland Security, the July 2002 publication of the Office of Homeland Security, means “a concerted national effort to prevent terrorist attacks within the United States, reduce America’s vulnerability to terrorism, and minimize the damage and recover from attacks that do occur.” Companies that may be included by the Sponsor in the homeland security sector can operate in a broad range of industries, including software and programming and biotechnology and pharmaceuticals, as more fully described herein, and are not required to have any minimum amount of revenues, income or operations related to the homeland security sector.  The Sponsor attempts to achieve the aim of representing this sector through its ongoing analysis of select small, mid, and large capitalization U.S. companies that are related to the homeland security sector. In selecting the companies that are to be represented in the Index, the Sponsor states that it attempts to ensure that the following homeland security missions (“Missions”) are represented in a balanced fashion:

•	Intelligence and Warning;

•	Border and Transportation Security;

•	Domestic Counterterrorism;

•	Protection of Critical Infrastructure and Key Assets;

•	Defense Against Catastrophic Threats; and

•	Emergency Preparedness and Response.

In order for a stock to be eligible for inclusion in the Index, the following conditions must be met:

•	The issuer of the stock must be U.S. based.

•
The stock must be a reporting security under the Securities and Exchange Act of 1934 and listed on the New York Stock Exchange LLC (“NYSE”), The American Stock Exchange LLC (“AMEX”) or The NASDAQ Stock Market LLC (“NASDAQ”).

•	The issuer of the stock must conduct business that falls under one of the Missions.*

May 2008	Page 13

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

•	The stock must have been listed on the NYSE, AMEX or NASDAQ for the prior 120 days.

•	The stock must have a public float equal to at least 50% of the total outstanding shares.

•	The issuer of the stock must be an operating company and not a closed-end fund, exchange-traded fund (ETF), holding company, investment vehicle, or royalty trust.

*Receiving Department of Homeland Security contracts is not a requirement for inclusion in the Index, however, companies that do receive such contracts are given greater consideration by the Sponsor than those without such contracts.  The Sponsor excludes defense contractors and large conglomerates, even though they may be a contractor with the Department of Homeland Security and have a presence in the homeland security sector.

The following market capitalization, liquidity, and weighting concentration requirements must be satisfied before a stock will be eligible for inclusion as a Component in the Index:

•	Each issuer of a Component must have a market capitalization of at least $100 million.

•
Each Component must have trading volume of at least one million shares for the previous six months (except that, in the case of the lowest-weighted Components that in the aggregate account for no more than 10% of the weight of the Index, trading volume must have been at least 500,000 shares for the previous six months).

•
The lesser of the five highest-weighted Components in the Index or the highest-weighted Components in the Index that in the aggregate represent at least 30% of the total number of component securities in the Index each have had an average monthly trading volume of at least 2,000,000 shares over the previous six months.

•	No single Component may represent more than 24% of the weight of the Index.

•	The five highest-weighted Components may not in the aggregate account for more than 50% of the weight of the Index.

After determining whether a company meets the eligibility requirements, the Sponsor selects the companies that are to comprise the Index by taking the following steps:

•	The Sponsor ranks all eligible stocks in the homeland security sector by unadjusted market capitalization.

•	The Sponsor removes all companies that do not meet the Component eligibility requirements.

•	If a company has multiple share classes, the Sponsor includes the most liquid class and removes the remaining classes.

•	The Sponsor selects the top 30 companies by market capitalization.

•	The Sponsor makes adjustments to attempt to ensure all Missions are represented in a balanced fashion.

•	The Sponsor weighs the Index by float-adjusted market capitalization and also adjusts individual weightings such that no Component represents more than 24% of the Index.

The Sponsor will, in most cases, use the quantitative ranking and screening system described above. However, subjective screening based on fundamental analysis or other factors may be used, if in the opinion of the Sponsor, certain Components should be excluded from the Index.

May 2008	Page 14

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

The Index is made up of 30 independent Components. The following table sets forth the Components that comprised the Index as of May 19, 2008:

Bloomberg Ticker Symbol	Component	Weight
SYMC	Symantec Corp.	11.88%
TMO	Thermo Fisher Scientific	9.81%
HRS	Harris Corp.	8.16%
LLL	L-3 Communications Holdings	7.88%
DRS	DRS Technologies Inc.	5.40%
FLIR	FLIR Systems	4.55%
CHKP UQ	Check Point Software	4.50%
STE	STERIS Corp.	4.36%
ZBRA	Zebra Technologies'A'	4.11%
SAI	SAIC Inc.	3.81%
MFE	McAfee, Inc.	3.61%
UIS	Unisys Corp.	3.52%
TTEK	Tetra Tech	3.49%
CAI	CACI International Services	3.37%
SRX	SRA International	3.24%
MSA	Mine Safety Appliances Co.	3.06%
MANT	ManTech International 'A'	3.05%
CPHD	Cepheid Inc.	2.87%
ID	L-1 Identity Solutions Inc.	2.48%
SINT	SI International Inc.	1.39%
OSIS	OSI Systems Inc.	1.34%
ASEI	American Science Engineering	1.29%
SCUR	Secure Computing Corp.	0.79%
TASR	Taser International	0.76%
DMRC	Digimarc Corp.	0.32%
APSG	Applied Signal Technology	0.27%
AVII	Avi Biopharm Inc.	0.24%
ACTI	ActivIdentity Corp.	0.19%
RAE	RAE Systems	0.14%
BCRX	BioCryst Pharmaceutical Inc.	0.12%

As of November 2007, the Index represented each of the Missions, with the approximate percentage of the aggregate market value included in each Mission indicated in parentheses:

•	Protection of Critical and Key Infrastructure (25%);

•	Emergency Preparedness and Response (17%);

•	Intelligence and Warning (15%);

•	Borders and Transportation Security (15%);

•	Domestic Counterterrorism (15%);

•	Defense Against Catastrophic Threats (13%)

May 2008	Page 15

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

As the scope of the homeland security sector is very broad, the Index represents a number of industries, with the approximate percentage of the aggregate market value included in each industry in parentheses:

•	Software and Programming (34.38%);

•	Computer Related (19.59%);

•	Communications (13.02%);

•	Science and Technical Instruments (8.14%);

•	Medical Equipment and Supplies (7.74%);

•	Biotechnology and Drugs (4.37%);

•	Other (12.75%)

Computation of Index

Each company included in the Index is weighted by float-adjusted market capitalization, rather than full market capitalization, to reflect the actual number of shares available to investors. Under float adjustment, the share counts used in calculating the Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares, and is referred to as “the Float-Adjusted Number of Shares”. This number represents the amount of shares deemed available on the open market, and is developed by excluding certain types of holdings. The Sponsor defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings that are classified by the Sponsor as corporate cross-holdings;

•
holdings that are classified by the Sponsor as private control block holdings, which the Sponsor defines as shares held by any entity acting alone or in concert that possesses a holding greater than or equal to 10% of the issue’s total capital; and

•	holdings that are classified by the Sponsor as government holdings.

The Sponsor has engaged Standard & Poor’s (“S&P”) to perform the calculation of the Index. For each Component stock, a weight adjustment factor (“WAF”) is calculated to determine what percentage of the Index the company is to comprise. The WAF of a Component is calculated by dividing the available float shares, defined as the total shares outstanding of such Component, less shares held in one or more of the three groups listed above, by the total shares outstanding for all 30 Components in the Index. The “Weighted Market Value” of the individual stock is then calculated by multiplying the “Price of the Stock at the Time” by both the Float-Adjusted Number of Shares and the WAF.

The level of the Index reflects the total Market Value of all 30 Component stocks relative to the Index’s Base Date of December 31, 1999 (the “Base Date”). The actual total Market Value of the Component stocks on the Base Date has been set equal to an indexed value of 50. In practice, the daily calculation of the Index is effected by dividing the sum of the Weighted Market Value of each Component stock (such sum, the “Aggregate Market Value”) by a number called the Index Divisor. The initial Index Divisor was determined by taking the Aggregate Market Value and dividing it by the “Base Index Value” at Base Date (in the case of the Index, the Base Index Value at the Base Date was 50).

Index Maintenance

Index maintenance consists of making adjustments to the Index Divisor as a result of changes to the Index composition due to corporate actions or Component eligibility changes (“Events”). The actions that will bring about such changes are Component Replacements, Share Issuances, Share Repurchases, Spin-offs, Special Cash Dividends, and Rights Offerings. To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the Aggregate Market Value require an Index

May 2008	Page 16

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the Index remains constant. This helps maintain the level of the Index as a barometer of stock market performance and attempts to ensure that the movement of the Index does not reflect the corporate actions of individual companies in the Index. Divisor changes are usually made on the date the corporate action becomes effective.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action Adjustment Factor
Divisor Adjustment Required

Component Change	Adjustment	Divisor Adjustment Required
Will add market value of company to be added to the Aggregate Market Value

Component Replacement	Will subtract market value for company to be removed from the Aggregate Market Value	Yes

Share issuance (when change ≤ 5%)	Add newly issued shares to existing shares outstanding, will increase Component’s Weighted Market Value, and therefore, increase the Aggregate Market Value	Yes

Share repurchase (when change ≤ 5%)	Subtraction of the repurchased shares from existing shares outstanding will reduce Component’s Weighted Market Value, and therefore, decrease Aggregate Market Value	Yes

Spin-off	Subtraction of the following from the stock price of the parent company will decrease the Component’s Weighted Market Value, and therefore, decrease Aggregate Market Value:	Yes

	Spin-off Stock Price Share Exchange Ratio	Yes

Special cash dividends	Subtraction of the special dividend from share price will decrease Component’s Weighted Market Value, and therefore, decrease Aggregate Market value	Yes

Rights Offering	Subtraction of the following from the share price of the parent company will decrease the Component’s Weighted Market Value, and therefore, decrease Aggregate Market Value:	Yes

	Price of Rights Rights Ratio	Yes

Stock-Splits and Reverse Stock Splits	Shares outstanding multiplied by 2; stock price divided by 2	No

Each of the corporate events identified in the above table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component stock and consequently of altering the Aggregate Market Value. In order that the level of the Index not be affected by the altered Market Value (whether increase or decrease) of the affected Component stock, a new Index Divisor (“New Divisor”) is derived by dividing the post-Event Aggregate Market Value by the pre-Event Aggregate Market Value and multiplying that by the divisor that was being used before the Event took place.

May 2008	Page 17

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

A large part of the Index Maintenance process involves tracking the changes in the number of outstanding shares outstanding of each of the Index companies. The number of common shares outstanding for each Component is reviewed every Friday. Share changes of less than 5% are updated on a quarterly basis. The Index Divisor is adjusted at that time to compensate for such share changes. Share changes greater than 5% are adjusted after the close of the relevant markets on Wednesday of the following week. The Index Divisor change becomes effective after the market close on that day. Unscheduled share changes due to corporate actions may be processed the same day they are announced. Stock splits and reverse stock splits do not require Index Divisor adjustments because the corresponding change to the stock price equally offsets the number of shares outstanding, therefore, not affecting the Component’s market capitalization.

Each Component’s eligibility and ranking is reviewed in June and December. Changes derived from these semi-annual reviews are made after the market close on the third Friday of June and December, and become effective at the opening on the next trading day.

Component changes may occur between review periods if a specific corporate event makes an existing Component ineligible:

Reason for Component Change Required Actions to be Taken
Event	Action
Merger or Acquisition
If one Component absorbs another, the resulting company will remain a Component and the absorbed company will be replaced. If a non-Component company absorbs a Component company, the original company will be removed and replaced.

Spin-off
If a Component company splits or spins off a portion of its business, the resulting company with the highest market value will remain a Component as long as it meets the eligibility requirements. The remaining companies will be evaluated for eligibility and possible addition to the Index.

Bankruptcy	A Component company will be removed and replaced immediately after filing bankruptcy. Exceptions are made on a case by case basis.
Delisting	A Component company will be removed and replaced immediately after being delisted from its primary market

In the event that a Component becomes ineligible, the Sponsor maintains a Component Replacement Pool at all times, consisting of companies that meet the eligibility requirements and are available to replace any Component that is removed from the Index. Those companies are ranked by float adjusted market capitalization and are placed in the Index in descending order by float-adjusted market capitalization.

Unscheduled Component weight adjustments may occur between review periods if any Component accounts for more than 24% of the Index weight. The market capitalization of any Component representing more than 24% of the Index weight will be adjusted such that its new weight is no more than 20%.

Index Calculation and Dissemination

The Index is calculated by S&P using the last traded price for each company in the Index on the relevant exchanges and markets.

Index levels are rounded to two decimal places and divisors are rounded to 14 decimal places.

The Index is calculated on a real-time basis beginning when the first traded price of any of the Index Components is received by S&P. Prices are delivered to the Sponsor every 15 seconds and subsequently published to the Options Price Reporting Authority at that frequency.

May 2008	Page 18

PLUS Based on the Value of the ISE-CCM Homeland Security IndexTM due February  , 2010
Performance Leveraged Upside SecuritiesSM

If trading in a stock is suspended prior to the market opening, the stock’s adjusted closing price from the previous day will be used in the Index calculation until trading commences. If trading in a stock is suspended while the relevant market is open, the last traded price for that stock will be used for all subsequent Index calculations until trading resumes.

S&P uses various quality assurance tools to audit, monitor, and maintain the accuracy of its input data. While every reasonable effort is taken to ensure high standards of data integrity, there is no guarantee against errors.

The Index closing level is calculated using the closing prices issued by the primary exchange for each Component. If the primary exchange changes the closing price of a Component stock, the new price will be used to calculate the Index closing price. A final check of closing prices is done between one hour and one and one half hours after the close of the markets. The timeframe may be expanded at S&P’s discretion on days where trading volume is unusually large at the close. Only changes received prior to this final check are used in the closing price calculation.

Incorrect Index component date, corporate action data, or Index Divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected that same day. If discovered after five days, adjustments will be handled on a case-by-case basis, depending on the significance of the error and the feasibility of a correction.

May 2008	Page 19